Exhibit 99.1

TRxADE Health, Inc.’s Board of Directors

Approves Reverse Stock Split

Lutz, Florida, June 21, 2023 – TRxADE Health, Inc. (Nasdaq: MEDS) (the “Company”), today announced that its board of directors has approved a 1-for-15 reverse stock split of its common stock. The reverse stock split will take effect at 11:59 p.m. Eastern Time on June 21, 2023 and will be effective at the open of business on June 22, 2023 (the “Effective Time”). As a result, at the Effective Time the Company’s 10,210,878 outstanding shares of common stock will be reduced to 680,726.

Any stockholders who own a number of shares not evenly divisible by the Reverse Split ratio will be entitled to the rounding up of their fractional share to the nearest whole share. The reverse stock split will not have an impact on the overall economic value of the Company; however, since the reverse stock split will reduce the number of common shares outstanding it is expected to result in a corresponding increase in the bid price of the Company’s common stock. The Company’s shares of common stock will continue to trade on the Nasdaq Capital Market under the symbol “MEDS”. In addition, the Company’s shares of common stock will also trade under a new CUSIP number, 89846A 405. The Company believes that a reverse stock split can help increase the marketability of its stock to a broader range of potential investors.

About TRxADE Health, Inc.

TRxADE Health Inc. is a health services IT company focused on digitalizing the retail pharmacy experience by optimizing drug procurement, the prescription journey, and patient engagement in the U.S. The Company operates the TRxADE drug procurement marketplace serving a total of 14,400+ members nationwide.

Forward Looking Statements

This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, the Company’s intentions to implement a reverse stock split, the timing of the reverse split and its effects if implemented. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change either of them, and could cause actual results to differ materially from those projected in the forward-looking statements. Meaningful factors that could cause actual results to differ include, but are not limited to other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and the Company’s Quarterly Reports on Form 10-Q for the first quarter of 2023, which are on file with the SEC and available on the SEC’s website at http://www.sec.gov.

The forward-looking statements in this press release speak only as of the date of this press release (unless another date is indicated). The Company undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.